Exhibit 2.8

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

(Hospitality Supportive Systems, LLC)

May 14, 2015

This Amendment No. 1 (this “Amendment”) to the Asset Purchase Agreement dated as of April 1, 2015, by and among TriGen Insurance Solutions, Inc., a Delaware corporation (the “Buyer”), Hospitality Supportive Systems, LLC, a Pennsylvania limited liability company (the “Seller”) and the sole shareholder of the Seller (the “Existing Agreement”) shall be effective as of May 14, 2015 (the “Effective Date”). Each of the foregoing parties may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Existing Agreement.

1. Earn-out Acceleration.   The Maximum Base Earn-out Payment ($4,045,000), as described in Section 1.4.1(a) of the Existing Agreement, shall be accelerated and paid in full as of the Effective Date hereof. As of the Effective Date, the payment made pursuant to this Section 1 shall be considered additional Purchase Price and shall terminate Buyer’s obligation under the Existing Agreement to pay any additional consideration for the Purchased Assets. No additional Earn-out will be paid to Seller.

2. Amendments to the Existing Agreement.   As of the Effective Date, the Existing Agreement is hereby amended or modified as follows:

a) Section 1.4.1(a) shall be deleted in its entirety.

b)Section 1.4.1(b) shall be renumbered as “1.4.1” and is hereby amended in its entirety to read as follows:

Earn-Out. If actual EBITDA exceeds Target EBITDA, then in accordance with the timing specified in Section 1.4.3, the Buyer shall pay to the Seller an earn-out payment equal to twenty percent (20%) of Actual EBITDA less Target EBITDA (the “Earn-out Payment”). Notwithstanding the above, in no case shall the Earn-out Payment exceed Five Million Dollars ($5,000,000).

c)In Article 7, the definition of “Maximum Base Earn-out” shall be deleted in its entirety.

3.Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

4.Clawback.  In the event that Buyer suffers any Losses as a direct result of a material breach by Seller pursuant to the Existing Agreement or this Amendment, the Buyer may require reimbursement or forfeiture of any payment received by the Seller pursuant to this Amendment.

5.Miscellaneous.

a)This Amendment is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

b)This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

c)The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

d)This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement.

e)This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to the Asset Purchase Agreement as of the Effective Date set forth above.

TriGen Insurance Solutions, Inc.

By:	/s/ Christopher L. Pizzo Name:Christopher L. Pizzo Title:Vice-President

Hospitality Supportive Systems, LLC

By:/s/ Edward Snow
Name:Edward Snow
Title:Manager